Exhibit 99.1

For Immediate Release

Abbott Announces Earnings Guidance For 2009

Expects to Deliver Another Year of Double-Digit EPS Growth

Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502 Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722

ABBOTT PARK, Ill., Jan. 12, 2009 – Abbott today is announcing its full-year earnings-per-share guidance for 2009 and confirming its previously issued 2008 earnings-per-share guidance of $3.31 to $3.33, excluding specified items. For 2009, the company expects earnings per share of $3.65 to $3.70 under Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. The midpoint of this 2009 guidance reflects double-digit growth over the midpoint of 2008 earnings-per-share guidance.

Abbott’s 2009 outlook includes the acquisition of Advanced Medical Optics (AMO) as announced today (see separate news release). Abbott expects the AMO transaction to be neutral to ongoing earnings per share in 2009 and accretive in 2010, both before one-time transaction-related costs, which will be provided at a later date.

Further details regarding Abbott’s earnings-per-share guidance for 2009 will be provided on the company’s fourth-quarter 2008 earnings conference call scheduled for Jan. 21, 2009. Including net specified items, Abbott forecasts earnings per share for the full-year 2008 under GAAP of $3.04 to $3.06. Abbott forecasts net specified items for the full-year 2008 of $0.27 per share, primarily associated with previously announced cost reduction initiatives, acquired in-process R&D, and litigation settlements. These items are partially offset primarily by previously announced one-time gains from the sale of Abbott’s spine business, conclusion of the TAP joint venture, and favorable tax settlements.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 68,000 people and markets its products in more than 130 countries.

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Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2007, and in Item 1A, “Risk Factors,” to Abbott’s Quarterly Report on Securities and Exchange Commission Form 10-Q for the quarters ended June 30, 2008, and September 30, 2008, and are incorporated by reference.

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